EXHIBIT 19.1

BARRETT BUSINESS SERVICES, INC.

INSIDER TRADING POLICY

EFFECTIVE DATE APRIL 29, 2024

This Insider Trading Policy describes the restrictions imposed by Barrett Business Services, Inc. and its subsidiaries (the "Company"), on trading or causing trading in the Company's securities or securities of other publicly traded companies while in possession of certain confidential information. This Policy is divided into two parts:

•
Part I prohibits trading under specified circumstances and applies to all directors, officers, and employees1 of the Company and certain third parties that have agreed to be subject to this Policy (“Part I Persons”), and
•
Part II imposes additional trading restrictions on all (i) directors of the Company, (ii) officers of the Company at the level of Vice President and above (together with the directors, "Company Insiders"), (iii) the individual and categories of employees listed on Appendix A (together with Company Insiders, "Part II Persons") and (iv) certain other employees that the Company may designate from time to time as "Part II Persons" because of their position, responsibilities or their actual or potential access to material information.

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." In this context, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company or persons associated with the Company to make decisions to purchase, sell, give away, or otherwise trade the Company's securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading may apply to trades, communications, and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I, Section 3 below. Among other things, the prohibitions apply to any director, officer or employee of the Company who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors, or other companies with which the Company has contractual relationships or may be negotiating transactions.

1 Employee is not intended to include worksite employees of Company clients.

PART I

1.
Applicability

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) comparable securities of certain other companies, where the person trading used information obtained while working for the Company.

This Policy applies to all Part I Persons as defined above.

2.
General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)
No Part I Person may purchase, sell, give away, or otherwise trade, or offer to do any of the foregoing, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(a) and (b) below.)
(b)
No Part I Person who knows of any material nonpublic information about the Company may communicate that information to (commonly referred to as "tipping") any other person, including family members and friends, or otherwise disclose such information without the

Company’s authorization.

(c)
No Part I Person may purchase, sell, give away, or otherwise trade any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No Part I Person who knows of any such material nonpublic information may communicate that information to (tip) any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
(d)
For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase, sale, gift, or other trading of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (defined in Part I, Section 3(c) below). If you realize that you have tipped someone inadvertently regarding material, nonpublic information subject to this Policy, you must immediately notify the Compliance

Officer and advise the person tipped that they are prohibited by the federal securities laws from trading on or further tipping with regard to that information.

(e)
All Part I Persons who are also Part II Persons as defined above must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.
3.
Definitions
(a)
Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)
significant changes in the Company's prospects;
(ii)
significant write-downs in assets or increases in reserves;
(iii)
developments regarding significant litigation or government agency investigations;
(iv)
liquidity problems;
(v)
changes in earnings estimates or unusual gains or losses in major operations;
(vi)
major changes in the Company's management or the board of directors;
(vii)
changes in dividends;
(viii)
extraordinary borrowings;
(ix)
major changes in accounting methods or policies;
(x)
award or loss of a significant contract;
(xi)
significant cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)
changes in debt ratings;
(xiii)
proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)
offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to trade in or recommend trading in securities to which that information relates, or assume that the information is material and refrain from trading or recommending trading.

(b)
Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i)
information available to a select group of analysts or brokers or institutional investors;
(ii)
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)
information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c)
Compliance Officer. The Company has appointed the Company’s General Counsel as the Compliance Officer for this Policy. In the absence of the General Counsel, the Company’s Chief Financial Officer shall act as the Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:
(i)
assisting with implementation and enforcement of this Policy;
(ii)
circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws;
(iii)
pre-clearing all trading in securities of the Company by Part II Persons in accordance with the procedures set forth in Part II, Section 3 below;
(iv)
providing approval of any Rule 10b5-1 trading plan under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below; and
(v)
providing a reporting system with an effective whistleblower protection mechanism.
4.
Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)
401(k) Plan. Investing 401(k) plan contributions in a Company stock fund, if one exists, in accordance with the terms of the Company's 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this

Policy.

(b)
ESPP. Purchasing Company stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP, and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
(c)
Options. Exercising stock options granted under the Company's Stock Incentive Plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of

Company-granted stock options are subject to trading restrictions under this Policy.

5.
Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)
Legal Penalties. An individual who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term (up to 20 years) and required to pay a fine of up to $5 million. An individual may also be banned from serving as a director or executive officer of a public company for a period of years, or even permanently. In addition, a person who tips others may be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from persons who engage in insider trading, as well as individuals who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," including the company and management and supervisory personnel. A civil monetary penalty may be in an amount up to the greater of approximately $2.5 million (as of January 15, 2023; subject to annual adjustments for inflation), or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and its management and supervisory personnel as control persons.

(b)
Company-Imposed Penalties. Officers and employees who violate this Policy may be subject to disciplinary action by the Company, up to and including termination for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer (or the Chief Financial Officer in the case of the Compliance Officer) and must be received before any activity contrary to the above requirements takes place.
6.
Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer.

PART II

1.
Blackout Periods

All Part II Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a)
Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market on the first trading day that falls at least one week after the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are publicly disclosed. During these periods, Part II Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.
(b)
Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents, or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Part II Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Part II Persons affected.
(c)
Exception. These trading restrictions do not apply to transactions under a written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that meets the following requirements:
(i)
it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into);
(ii)
it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades do occur until after that time. The appropriate cooling-off period will vary based on the status of the Part II Person. For directors and officers (as defined in SEC Rule 16a-1(f)), the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter during which the 10b5-1 plan was adopted. For all other Part II Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;
(iii)
it is entered into in good faith by the Part II Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Part II Person is not in possession of material nonpublic information about the Company; and, if the Part II Person is a director or officer (as defined in Rule 16a-1(f)), the 10b5-1 plan must include representations by the Part II Person certifying to the accuracy of those statements;
(iv)
it: (x) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; (y) includes a written formula or algorithm, or computer program, for determining the items specified in clause (x); or (z) does not permit the Part II Person to exercise any subsequent influence over how, when or whether to effect trades, so long as any person to whom the plan has given discretionary authority to effect trades is not aware of any material nonpublic information when doing so; and
(v)
it is the only outstanding Approved 10b5-1 Plan entered into by the Part II Person

(subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying, or terminating an Approved 10b5-1 Plan or have any questions regarding Approved 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction, or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2.
Trading Window

Part II Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Part II Persons can trade during the period beginning on the day that the blackout period under Section 1(a) ends and ending on the day that the next blackout period under Section 1(a) begins. However, even during this trading window, a Part II Person who is in possession of any material nonpublic information must not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close a trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3.
Pre-Clearance of Securities Transactions
(a)
Because Part II Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities. In addition, certain executive officers of the Company may be required to provide other notices before trading pursuant to the Company’s Stock Ownership Policy for Executive Officers.
(b)
Subject to the exemption in subsection (d) below, no Part II Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer, or in the case of the Compliance Officer, from the Chief Financial Officer or Chief Executive Officer. The Part II Person seeking to trade shall certify in writing to the Compliance Officer or other approving executive officer before the proposed trade(s) that he or she is not aware of any material nonpublic information concerning the Company. These procedures also apply to transactions by such person's spouse, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or other approving executive officer to approve any trades requested by a Part II Person.
(c)
The Compliance Officer shall keep a record of the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading one week following the day on which it was granted. If the transaction does not occur during the one-week period, pre-clearance of the transaction must be re-requested.
(d)
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Part II Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4.
Prohibited Transactions
(a)
Company Insiders are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b)
The persons specified below, including any such person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer or, in the case of the Compliance Officer, the Chief Financial Officer or Chief Executive Officer, and, in the case of the Chief Executive Officer or any Board member, the Board of Directors:
(i)
Short-term trading. Part II Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)
Short sales. Part II Persons may not sell the Company's securities short;
(iii)
Options trading. Part II Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;
(iv)
Trading on margin or pledging. Part II Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(v)
Hedging. Part II Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, puts, calls, or other derivative securities that are designed to hedge or offset a decrease in market value of Company securities. This restriction is in addition to the restrictions applicable to

Directors and Executive Officers in the Company’s Anti-Hedging Policy.

5.
Acknowledgment and Certification

All Part II Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Barrett Business Services, Inc.’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)
(Print Name)

APPENDIX A

Members of the Accounting Department (excluding Accounts Payable personnel)

Members of the Finance Department

Members of the Internal Audit Department